EXHIBIT 99.1

KRISPY KREME REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS DEMONSTRATING PROGRESS ON TURNAROUND

Advancing initiatives to deleverage the balance sheet and drive sustainable, profitable growth

CHARLOTTE, NC (November 6, 2025) – Krispy Kreme, Inc. (NASDAQ: DNUT) (“Krispy Kreme”, “KKI”, or the “Company”) today reported financial results for the quarter ended September 28, 2025.

Third Quarter Highlights (vs Q3 2024)
•Net revenue of $375.3 million
•Organic revenue increased 0.6%
•GAAP net loss of $20.1 million
•Adjusted EBITDA of $40.6 million
•Cash provided by operating activities of $42.3 million, free cash flow of $15.5 million
•Global Points of Access (“POA”) decreased 960, or 6.1%, to 14,851 reflecting the strategic closure of unprofitable POA

“The third quarter marked a significant pivot as we implemented our comprehensive turnaround plan focused on Krispy Kreme’s two biggest opportunities: profitable U.S. expansion and capital-light international franchise growth. Early results showed progress over the second quarter with reduced leverage, positive free cash flow, and substantially higher adjusted EBITDA. I am particularly pleased by the ongoing optimization and profitable expansion of our U.S. fresh delivery model, productivity improvements, and the removal of costs related to our now-ended McDonald's USA partnership.”

“Looking ahead to the remainder of 2025 and beyond, we expect further improvement in adjusted EBITDA and positive free cash flow. We also anticipate progress on our refranchising agenda and continued profitable expansion with key customers in the U.S., all while reducing capital spending and paying down debt,” said Krispy Kreme CEO Josh Charlesworth.

Turnaround Plan
The Company’s comprehensive turnaround plan is designed to deleverage the balance sheet and deliver sustainable, profitable growth through a focus on the following four components:
1.Refranchising: Improve financial flexibility through refranchising international markets and restructuring the joint venture in the Western U.S.
2.Improving Return on Invested Capital: Reduce capital intensity by using existing assets and focusing on franchise development
3.Expanding Margins: Expand margins through greater operational efficiency, including outsourcing U.S. logistics
4.Driving Sustainable, Profitable Growth: Pursue U.S. growth based upon sustainable and profitable revenue streams

Financial Highlights	Quarter Ended
$ in millions, except per share data	September 28, 2025	September 29, 2024	Change
GAAP:
Net revenue	$375.3	$379.9	(1.2)%
Operating loss	$(7.2)	$(16.0)	55.1%
Operating loss margin	(1.9)%	(4.2)%	230 bps
Net (loss)/income	$(20.1)	$37.6	nm
Net (loss)/income attributable to KKI	$(19.4)	$39.6	nm
Diluted (loss)/income per share	$(0.11)	$0.23	$(0.34)

Non-GAAP (1):
Organic revenue	$372.0	$369.7	0.6%
Adjusted net income/(loss), diluted	$1.4	$(2.5)	nm
Adjusted EBITDA	$40.6	$34.7	17.0%
Adjusted EBITDA margin	10.8%	9.1%	170 bps
Adjusted diluted income/(loss) per share	$0.01	$(0.01)	$0.02
nm - not meaningful
(1) Non-GAAP figures - please refer to "Non-GAAP Measures" and “Reconciliation of Non-GAAP Financial Measures.”

Key Operating Metrics	Quarter Ended
$ in millions	September 28, 2025	September 29, 2024	Change
Global Points of Access	14,851	15,811	(6.1)%
Sales per Hub (U.S.) trailing four quarters	$4.8	$4.9	(2.0)%
Sales per Hub (International) trailing four quarters	$9.8	$9.9	(1.0)%
Digital Sales as a Percent of Doughnut Shop Sales	17.4%	15.5%	190 bps

Third Quarter 2025 Consolidated Results (vs Q3 2024 unless otherwise stated)
Krispy Kreme’s results reflect early progress in improving U.S. profitability and wider adoption of the capital-light international franchise model. Net revenue was $375.3 million in the third quarter of 2025, a decline of approximately 1.2% or $4.6 million, primarily due to the 2024 sale of a majority stake in Insomnia Cookies Holdings, LLC (“Insomnia Cookies”), which produced $10 million in net revenue in the third quarter of 2024. The Company sold its remaining ownership stake in Insomnia Cookies during the second quarter of 2025.

Organic revenue increased by $2.2 million, or approximately 0.6%, primarily driven by growth in the International segment. The organic revenue increase reflects a Global Points of Access decline of 960, or 6.1%, impacted by the strategic closure of underperforming doors.

GAAP net loss was $20.1 million, compared to the prior year net income of $37.6 million, which included a one-time, pre-tax $87.1 million gain in July 2024 related to the sale of a majority stake in Insomnia Cookies. GAAP diluted loss per share was $0.11, compared to earnings of $0.23 in the same quarter last year.

Adjusted EBITDA increased 17% to $40.6 million, more than double that of the second quarter of 2025. Adjusted EBITDA margin increased to 10.8% from 9.1% positively impacted by productivity initiatives, SG&A savings, and the removal of costs from the now-ended McDonald’s USA partnership, combined with business interruption insurance recoveries of $9.3 million related to the losses incurred in the fourth quarter of 2024 and the first quarter of 2025 due to the Company’s 2024 cybersecurity incident. Adjusted net income, diluted, was $1.4 million for the quarter, up $3.9 million compared to prior year, and adjusted diluted earnings per share were $0.01.

As previously disclosed, in the third quarter of 2025, Krispy Kreme and McDonald’s USA jointly decided to terminate their Business Relationship Agreement, effective July 2, 2025. As demonstrated by the Company’s profitability, which increased significantly from the second quarter of 2025, Krispy Kreme immediately began removing costs related to this partnership and is focused on growing fresh delivery with profitable, high-volume retail points of distribution.

Third Quarter 2025 Segment Results (vs Q3 2024 unless otherwise stated)
U.S.: In the U.S. segment, net revenue declined by $12.2 million to $216.2 million, or approximately 5.3%, primarily due to the 2024 sale of a majority stake in Insomnia Cookies, which produced $10 million in net revenue in the third quarter of 2024. Strategic door closures and lower retail transactions led to an organic revenue decline of $4.7 million, or approximately 2.2%. Sequentially, average revenue per door per week (“APD”) increased 18% to $617, primarily driven by the exit of lower volume, unprofitable doors.

U.S. Adjusted EBITDA increased by $7.1 million to $21 million, or 50.9%, significantly aided by the timing of cybersecurity-related insurance recoveries of $9.3 million. Excluding cybersecurity insurance recoveries and the Insomnia Cookies sale, U.S. Adjusted EBITDA decreased by $1.4 million compared to the third quarter of 2024 and increased $1.8 million compared to the second quarter of 2025. The sequential improvement in Adjusted EBITDA was despite lagging costs related to the now-ended McDonald’s USA partnership early in the third quarter of 2025, demonstrating meaningful improvement resulting from the turnaround plan initiatives.

International: In the International segment, net revenue grew by $9.5 million, or approximately 7.3%, with a foreign currency translation benefit of $1.2 million. International organic revenue grew by $8.1 million to $138.8 million, or approximately 6.2%, driven primarily by continued momentum in Canada, Japan, and Mexico and recovery in the UK. Points of Access declined by 10.2% due to strategic door closures in Japan and Mexico to optimize the Company’s delivered fresh network.

International segment Adjusted EBITDA increased by $0.4 million, or 1.7%, to $23.2 million driven by revenue growth in Japan and Mexico. The margin decline of 90 basis points to 16.5% was due to the ongoing turnaround in the UK where there was strong sequential Adjusted EBITDA growth improvement as the new UK leadership team makes continued progress.

Market Development: In the Market Development segment, net revenue declined by $1.9 million to $18.9 million, or approximately 9.2%, reflecting the $0.9 million impact of franchise acquisitions in fiscal 2024. Market Development organic revenue declined by approximately 5.3%, as growth in royalty revenue from international markets including Brazil, South Korea, and the Middle East was more than offset by lower product sales and limited equipment sales in the quarter. Market Development Adjusted EBITDA increased by $0.7 million, or 6.4% to $12 million with a margin of 63.5%, up 930 basis points, mainly due to changes in revenue mix.

Balance Sheet and Capital Expenditures
On a year-to-date basis, the Company invested $80.8 million, or 7.2% of net revenue, in capital expenditures, primarily in the U.S. to support previously committed initiatives aimed at bringing doughnuts closer to consumers through nationwide expansion. This includes a Hot Light Theater Shop and production hub in Minneapolis, MN that will open this month. Overall, the Company has reduced investment in building new hubs in favor of leveraging existing excess capacity for growth where available.

As of September 28, 2025, the Company has total available liquidity of $215.2 million, which includes $30.7 million of cash and cash equivalents as well as undrawn committed capacity of $184.5 million under its credit facilities. The Company was in compliance with all financial covenants as of September 28, 2025.

Refranchising
The Company is making progress toward signing refranchising agreements for certain international markets. It also plans to restructure its well-established joint venture in the Western U.S. with WKS Restaurant Group (“WKS”), which today represents approximately 15% of U.S. revenues. The Company expects to reduce its ownership stake to a minority position by 2026.

These efforts are expected to provide the Company with greater financial flexibility and enable debt paydown.

Definitions
The following definitions apply to terms used throughout this press release:
•Global Points of Access: Reflects all locations at which fresh doughnuts can be purchased. We define Global Points of Access to include all Hot Light Theater Shops, Fresh Shops, Carts and Food Trucks, Delivered Fresh Daily (“DFD”) Doors (which includes DFD branded cabinets and merchandising units within high traffic grocery and convenience stores, quick service or fast casual restaurants (“QSR”), club memberships, and drug stores) and Cookie Bakeries (through the date of the Insomnia Cookies deconsolidation), and other points at which fresh doughnuts can be purchased at both Company-owned and franchise locations as of the end of the applicable reporting period. We monitor Global Points of Access as a metric that informs the growth of our omni-channel presence over time and believe this metric is useful to investors to understand our footprint in each of our segments and by asset type.
•Hubs: Reflects locations where fresh doughnuts are produced and processed for sale at any point of access. We define Hubs to include self-sustaining Hot Light Theater Shops and Doughnut Factories, at both Company-owned and franchise locations as of the end of the applicable reporting period.
•Hubs with Spokes: Reflects Hubs currently producing product for other Fresh Shops, Carts and Food Trucks, or DFD Doors, and excludes Hubs not currently producing product for other shops, Carts and Food Trucks, or DFD Doors.
•Sales Per Hub: Sales per Hub equals Fresh Revenues from Hubs with Spokes, divided by the average number of Hubs with Spokes at the end of each of the five most recent quarters.
•Fresh Revenues from Hubs with Spokes: Fresh Revenues is a measure focused on the Krispy Kreme doughnut business and includes product sales generated from our Hot Light Theater Shops, Fresh Shops, Carts and Food Trucks, DFD Doors, and digital channels and excludes sales from Cookie Bakeries and Branded Sweet Treats (through the date of the Insomnia cookies deconsolidation and Branded Sweet Treats exit, respectively). Fresh Revenues from Hubs with Spokes equals the Fresh Revenues derived from Hubs with Spokes.
•Free Cash Flow: Defined as cash provided by operating activities less purchases of property and equipment.

Conference Call
Krispy Kreme will host a public conference call and webcast at 8:30 AM Eastern Time today to discuss its results for the third quarter of 2025. A slide presentation will be available prior to the start time on the investor relations section of the Company’s website at investors.krispykreme.com.

To register for the conference call, please use this LINK. After registering, confirmation will be sent through email, including dial-in details and unique conference call codes for entry. To listen to the live webcast and Q&A, visit the Krispy Kreme investor relations website at investors.krispykreme.com. A replay of the webcast will be available on the website within 24 hours after the call. This earnings press release and related materials will also be available on the investor relations section of the Company’s website.

About Krispy Kreme
Headquartered in Charlotte, N.C., Krispy Kreme is one of the most beloved and well-known sweet treat brands in the world. Our iconic Original Glazed® doughnut is universally recognized for its hot-off-the-line, melt-in-your-mouth experience. Krispy Kreme operates in more than 40 countries through its unique network of fresh doughnut shops, partnerships with leading retailers, and a rapidly growing digital business. Our purpose of touching and enhancing lives through the joy that is Krispy Kreme guides how we operate every day and is reflected in the love we have for our people, our communities and the planet. Connect with Krispy Kreme Doughnuts at www.KrispyKreme.com, or on one of its many social media channels, including www.Facebook.com/KrispyKreme and www.X.com/KrispyKreme.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “plan,” “believe,” “may,” “continue,” “guidance,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive,” “look forward,” or, in each case, the negatives of these words, comparable terminology, or similar references to future periods; however, statements may be forward-looking whether or not these terms or their negatives are used. Forward-looking statements are not a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our actual results could differ materially from the forward-looking statements included in this press release. We consider the assumptions and estimates on which our forward-looking statements are based to be reasonable, but they are subject to various risks and uncertainties relating to our operations, financial results, financial conditions, business, prospects, future plans and strategies, projections, liquidity, the economy, and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors could cause our actual results to differ materially from those contained in forward-looking statements including, without limitation: food safety issues, including risks of food-borne illnesses, tampering, contamination, and cross-contamination; impacts from our 2024 cybersecurity incident or any other material failure, inadequacy, or interruption of our information technology systems, including breaches or failures of such systems or other cybersecurity or data security-related incidents; any harm to our reputation or brand image; negative impacts on our business due to changes in consumer spending habits, consumer preferences, or demographic trends; changes in the cost of raw materials and other commodities, including due to import and export requirements (including tariffs), inflation, or foreign exchange rates; our ability to execute on our omni-channel business strategy; our significant indebtedness and our ability to meet the financial and other covenants under our credit facilities; regulatory investigations, enforcement actions, or material litigation; and other risks and uncertainties described under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 29, 2024, filed by us with the Securities and Exchange Commission (the “SEC”) and in other filings we make from time to time with the SEC. These forward-looking statements are made only as of the date of this document, and we undertake no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events, or otherwise, except as may be required by law.
Non-GAAP Measures
This press release includes certain financial information that is not presented in conformity with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include organic revenue growth/(decline), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT, Adjusted Net (Loss)/Income, Diluted, Adjusted EPS, Free Cash Flow, Net Debt, Fresh Revenue from Hubs with Spokes and Sales per Hub. These non-GAAP financial measures are not standardized, and it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names, limiting their usefulness as comparative measures. Other companies may calculate similarly titled financial measures differently than we do or may not calculate them at all. Additionally, these non-GAAP financial measures are not measurements of financial performance under GAAP or a substitute for results reported under GAAP. In order to facilitate a clear understanding of our consolidated historical operating results, we urge you to review our non-GAAP financial measures in conjunction with our historical consolidated financial statements and notes thereto filed with the SEC and not to rely on any single financial measure.

See “Reconciliation of Non-GAAP Financial Measures” below for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

Krispy Kreme, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Quarter Ended		Three Quarters Ended
	September 28, 2025 (13 weeks)	September 29, 2024 (13 weeks)	September 28, 2025 (39 weeks)	September 29, 2024 (39 weeks)
Net revenues
Product sales	$365,701	$370,662	$1,103,557	$1,233,585
Royalties and other revenues	9,597	9,205	26,692	27,789
Total net revenues	375,298	379,867	1,130,249	1,261,374
Product and distribution costs	96,214	95,840	279,577	310,701
Operating expenses	195,939	192,027	605,494	609,726
Selling, general and administrative expense	49,393	71,110	171,718	207,150
Marketing expenses	11,796	10,680	34,220	35,211
Pre-opening costs	666	619	3,066	2,691
Goodwill and other asset impairments	4,805	—	411,899	448
Other income, net	(9,781)	(5,781)	(16,854)	(6,878)
Depreciation and amortization expense	33,446	31,376	103,129	99,562
Operating (loss)/income	(7,180)	(16,004)	(462,000)	2,763
Interest expense, net	16,358	16,280	49,250	44,468
(Gain)/loss on divestiture of Insomnia Cookies	—	(87,128)	11,501	(87,128)
Other non-operating (income)/expense, net	(591)	(407)	(2,161)	1,115
(Loss)/income before income taxes	(22,947)	55,251	(520,590)	44,308
Income tax (benefit)/expense	(2,816)	17,679	(25,936)	18,330
Net (loss)/income	(20,131)	37,572	(494,654)	25,978
Net (loss)/income attributable to noncontrolling interest	(687)	(1,991)	(6,666)	440
Net (loss)/income attributable to Krispy Kreme, Inc.	$(19,444)	$39,563	$(487,988)	$25,538
Net (loss)/income per share:
Common stock — Basic	$(0.11)	$0.23	$(2.86)	$0.15
Common stock — Diluted	$(0.11)	$0.23	$(2.86)	$0.15
Weighted average shares outstanding:
Basic	171,164	169,596	170,752	169,125
Diluted	171,164	171,486	170,752	171,384

Krispy Kreme, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	As of
	(Unaudited) September 28, 2025	December 29, 2024
ASSETS
Current assets:
Cash and cash equivalents	$30,707	$28,962
Restricted cash	445	353
Accounts receivable, net	53,837	67,722
Inventories	28,077	28,133
Taxes receivable	19,617	16,155
Prepaid expense and other current assets	29,107	31,615
Total current assets	161,790	172,940
Property and equipment, net	491,266	511,139
Goodwill, net	708,371	1,047,581
Other intangible assets, net	803,587	819,934
Operating lease right of use asset, net	410,106	409,869
Investments in unconsolidated entities	6,715	91,070
Other assets	18,010	19,497
Total assets	$2,599,845	$3,072,030
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$73,255	$56,356
Current operating lease liabilities	47,744	46,620
Accounts payable	116,536	123,316
Accrued liabilities	103,671	124,212
Structured payables	107,727	135,668
Total current liabilities	448,933	486,172
Long-term debt, less current portion	906,208	844,547
Noncurrent operating lease liabilities	410,526	405,366
Deferred income taxes, net	92,895	130,745
Other long-term obligations and deferred credits	47,441	40,768
Total liabilities	1,906,003	1,907,598
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 300,000 shares authorized as of both September 28, 2025 and December 29, 2024; 171,244 and 170,060 shares issued and outstanding as of September 28, 2025 and December 29, 2024, respectively	1,713	1,701
Additional paid-in capital	1,473,218	1,466,508
Shareholder note receivable	(1,788)	(1,906)
Accumulated other comprehensive loss, net of income tax	(9,269)	(32,128)
Retained deficit	(793,608)	(299,638)
Total shareholders’ equity attributable to Krispy Kreme, Inc.	670,266	1,134,537
Noncontrolling interest	23,576	29,895
Total shareholders’ equity	693,842	1,164,432
Total liabilities and shareholders’ equity	$2,599,845	$3,072,030

Krispy Kreme, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Quarter Ended		Three Quarters Ended
	September 28, 2025 (13 weeks)	September 29, 2024 (13 weeks)	September 28, 2025 (39 weeks)	September 29, 2024 (39 weeks)
CASH FLOWS PROVIDED BY/(USED FOR) OPERATING ACTIVITIES:
Net (loss)/income	$(20,131)	$37,572	$(494,654)	$25,978
Adjustments to reconcile net (loss)/income to net cash provided by/(used for) operating activities:
Depreciation and amortization expense	33,446	31,376	103,129	99,562
Deferred and other income taxes	(6,611)	5,316	(37,396)	(22)
Goodwill impairment	—	—	355,958	—
Other asset impairments and lease termination charges	4,805	(80)	55,941	368
Loss on disposal of property and equipment	1,063	473	1,466	470
(Gain)/loss on divestiture of Insomnia Cookies	—	(87,128)	11,501	(87,128)
Gain on refranchising	(1,063)	—	(1,063)	—
Gain on remeasurement of equity method investment	—	(5,579)	—	(5,579)
Gain on sale-leaseback	—	—	(6,749)	—
Share-based compensation	774	9,969	8,011	24,603
Change in accounts and notes receivable allowances	94	106	1,080	433
Inventory write-off	4,923	693	6,418	1,731
Amortization related to settlement of interest rate swap derivatives	—	—	—	(5,910)
Other	(1,907)	(595)	317	263
Change in operating assets and liabilities, excluding business acquisitions and divestitures, and foreign currency translation adjustments	26,889	11,139	(15,054)	(35,982)
Net cash provided by/(used for) operating activities	42,282	3,262	(11,095)	18,787
CASH FLOWS (USED FOR)/PROVIDED BY INVESTING ACTIVITIES:
Purchase of property and equipment	(26,738)	(26,142)	(80,844)	(86,877)
Proceeds from sale-leaseback	—	—	10,882	—
Acquisition of shops and franchise rights from franchisees, net of cash acquired	—	(26,612)	—	(26,612)
Purchase of equity method investment	(858)	—	(2,998)	(3,506)
Net proceeds from divestiture of Insomnia Cookies	—	117,646	75,000	117,646
Principal payment received from loan to Insomnia Cookies	—	45,000	—	45,000
Principal payments received from loans to franchisees	—	—	1,202	—
Disbursement for loan receivable	—	—	—	(1,086)
Other investing activities	78	14	177	180
Net cash (used for)/provided by investing activities	(27,518)	109,906	3,419	44,745
CASH FLOWS (USED FOR)/PROVIDED BY FINANCING ACTIVITIES:
Proceeds from the issuance of debt	144,126	125,000	661,026	490,000
Repayment of long-term debt and lease obligations	(120,687)	(238,895)	(606,581)	(545,692)
Payment of financing costs	—	—	(825)	—
Proceeds from structured payables	44,298	108,389	242,350	298,551
Payments on structured payables	(71,190)	(73,535)	(270,418)	(264,346)
Capital contribution by shareholders, net of loans issued	—	—	—	919
Proceeds from sale of noncontrolling interest in subsidiary	—	364	—	364
Distribution to shareholders	—	(5,936)	(11,934)	(17,743)
Payments for repurchase and retirement of common stock	(397)	(91)	(1,184)	(4,366)
Distribution to noncontrolling interest	—	(32,889)	(36)	(35,035)
Net cash (used for)/provided by financing activities	(3,850)	(117,593)	12,398	(77,348)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,585)	1,201	(2,885)	1,086
Net increase/(decrease) in cash, cash equivalents and restricted cash	9,329	(3,224)	1,837	(12,730)
Cash, cash equivalents and restricted cash at beginning of period	21,823	29,108	29,315	38,614
Cash, cash equivalents and restricted cash at end of period	$31,152	$25,884	$31,152	$25,884

Net cash provided by/(used for) operating activities	$42,282	$3,262	$(11,095)	$18,787
Less: Purchase of property and equipment	(26,738)	(26,142)	(80,844)	(86,877)
Free cash flow	$15,544	$(22,880)	$(91,939)	$(68,090)

Krispy Kreme, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(in thousands, except per share amounts)
We define “Adjusted EBITDA” as earnings before interest expense, net, income tax expense, and depreciation and amortization, with further adjustments for share-based compensation, certain strategic initiatives, acquisition and integration expenses, and certain other non-recurring, infrequent, or non-core income and expense items. Adjusted EBITDA is a principal metric that management uses to monitor and evaluate operating performance and provides a consistent benchmark for comparison across reporting periods. “Adjusted EBITDA margin” reflects Adjusted EBITDA as a percentage of net revenues.
We define “Adjusted EBIT” as earnings before interest expense, net and income tax expense, with further adjustments for share-based compensation, certain strategic initiatives, acquisition and integration expenses, amortization of acquisition-related intangibles, and certain other non-recurring, infrequent, or non-core income and expense items. Adjusted EBIT is a principal metric that management uses to monitor and evaluate operating performance and provides a consistent benchmark for comparison across reporting periods.
We define “Adjusted Net Income/(Loss), Diluted” as net (loss)/income attributable to common shareholders, adjusted for share-based compensation, certain strategic initiatives, acquisition and integration expenses, amortization of acquisition-related intangibles, the tax impact of adjustments, and certain other non-recurring, infrequent, or non-core income and expense items. “Adjusted EPS” is Adjusted Net Income/(Loss), Diluted converted to a per share amount.
Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income/(Loss), Diluted, and Adjusted EPS have certain limitations, including adjustments for income and expense items that are required by GAAP. In evaluating these non-GAAP measures, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments in this presentation, such as share-based compensation. Our presentation of these non-GAAP measures should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using these non-GAAP measures supplementally.

	Quarter Ended		Three Quarters Ended
(in thousands)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Net (loss)/income	$(20,131)	$37,572	$(494,654)	$25,978
Interest expense, net	16,358	16,280	49,250	44,468
Income tax (benefit)/expense	(2,816)	17,679	(25,936)	18,330
Share-based compensation	774	9,969	8,011	24,603
Employer payroll taxes related to share-based compensation	26	49	283	299
(Gain)/loss on divestiture of Insomnia Cookies	—	(87,128)	11,501	(87,128)
Goodwill impairment	—	—	355,958	—
Other non-operating (income)/expense, net (1)	(591)	(407)	(2,161)	1,115
Strategic initiatives (2)	11,858	11,426	37,078	20,434
Acquisition and integration expenses (3)	—	1,938	(111)	3,037
New market penetration expenses (4)	208	156	528	1,194
Shop closure expenses, net (5)	502	21	36,497	788
Restructuring and severance expenses (6)	522	631	5,469	769
Gain on remeasurement of equity method investment (7)	—	(5,579)	—	(5,579)
Gain on sale-leaseback	—	—	(6,749)	—
Gain on refranchising (8)	(1,063)	—	(1,063)	—
Other (9)	1,504	716	7,658	(257)
Amortization of acquisition related intangibles (10)	7,901	7,780	23,392	22,597
Adjusted EBIT	$15,052	$11,103	$4,951	$70,648
Depreciation expense and amortization of right of use assets	25,545	23,596	79,737	76,965
Adjusted EBITDA	$40,597	$34,699	$84,688	$147,613

	Quarter Ended		Three Quarters Ended
(in thousands)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Segment Adjusted EBITDA:
U.S.	$21,010	$13,922	$46,851	$89,206
International	23,157	22,779	56,275	64,970
Market Development	11,994	11,271	31,989	36,046
Corporate	(15,564)	(13,273)	(50,427)	(42,609)
Total Adjusted EBITDA	$40,597	$34,699	$84,688	$147,613

	Quarter Ended		Three Quarters Ended
(in thousands, except per share amounts)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Net (loss)/income	$(20,131)	$37,572	$(494,654)	$25,978
Share-based compensation	774	9,969	8,011	24,603
Employer payroll taxes related to share-based compensation	26	49	283	299
(Gain)/loss on divestiture of Insomnia Cookies	—	(87,128)	11,501	(87,128)
Goodwill impairment	—	—	355,958	—
Other non-operating (income)/expense, net (1)	(591)	(407)	(2,161)	1,115
Strategic initiatives (2)	11,858	11,426	37,078	20,434
Acquisition and integration expenses (3)	—	1,938	(111)	3,037
New market penetration expenses (4)	208	156	528	1,194
Shop closure expenses, net (5)	502	21	36,497	788
Restructuring and severance expenses (6)	522	631	5,469	769
Gain on remeasurement of equity method investment (7)	—	(5,579)	—	(5,579)
Gain on sale-leaseback	—	—	(6,749)	—
Gain on refranchising (8)	(1,063)	—	(1,063)	—
Other (9)	1,504	716	7,658	(257)
Amortization of acquisition related intangibles (10)	7,901	7,780	23,392	22,597
Tax impact of adjustments (11)	(763)	20,766	(21,014)	13,765
Tax specific adjustments (12)	—	(2,395)	—	(3,210)
Net loss/(income) attributable to noncontrolling interest	687	1,991	6,666	(440)
Adjusted net income/(loss) attributable to common shareholders - Basic	$1,434	$(2,494)	$(32,711)	$17,965
Additional income attributed to noncontrolling interest due to subsidiary potential common shares	(6)	(4)	(3)	(28)
Adjusted net income/(loss) attributable to common shareholders - Diluted	$1,428	$(2,498)	$(32,714)	$17,937
Basic weighted average common shares outstanding	171,164	169,596	170,752	169,125
Dilutive effect of outstanding common stock options, RSUs, and PSUs	1,402	—	—	2,259
Diluted weighted average common shares outstanding	172,566	169,596	170,752	171,384
Adjusted net income/(loss) per share attributable to common shareholders:
Basic	$0.01	$(0.01)	$(0.19)	$0.11
Diluted	$0.01	$(0.01)	$(0.19)	$0.10
(1)Primarily foreign translation gains and losses in each period, as well as equity method income from Insomnia Cookies following the divestiture of a controlling interest in Insomnia Cookies during fiscal 2024.
(2)The quarter and three quarters ended September 28, 2025 consist primarily of costs associated with the U.S. national expansion, including exit costs associated with termination of the Business Relationship Agreement with McDonald’s USA, and the evaluation of potential opportunities to refranchise certain equity markets. The quarter and three quarters ended September 29, 2024 consist primarily of costs associated with the divestiture of the Insomnia Cookies business, preparing for the U.S. national expansion (including McDonald’s USA), and global transformation.
(3)Consists of acquisition and integration-related costs in connection with the Company’s business and franchise acquisitions, including legal, due diligence, and advisory fees incurred in connection with acquisition and integration-related activities for the applicable period.
(4)Consists of start-up costs associated with entry into new countries in which the Company’s brands have not previously operated, including Brazil and Spain.
(5)Includes lease termination costs, impairment charges, and loss on disposal of property, plant and equipment.
(6)The quarter and three quarters ended September 28, 2025 consist primarily of costs associated with restructuring of the U.S. and U.K. businesses. The quarter and three quarters ended September 29, 2024 consist primarily of costs associated with the restructuring of the U.K. executive team.
(7)Consists of a gain related to the remeasurement of the equity method investments in KremeWorks USA, LLC and KremeWorks Canada, L.P. to fair value immediately prior to the acquisition of the shops.
(8)Includes gains and losses on the deconsolidation of assets and liabilities associated with the refranchising of Krispy Kreme shops.
(9)The quarter and three quarters ended September 28, 2025 consist primarily of $1.5 million and $6.8 million, respectively, in costs related to remediation of the Company’s 2024 cybersecurity incident, including fees for cybersecurity experts and other advisors. The quarter and three quarters ended September 29, 2024 consist primarily of legal and other regulatory expenses incurred outside the ordinary course of business, as well as a gain from insurance proceeds received related to a shop in the U.S. that was destroyed and subsequently rebuilt.
(10)Consists of amortization related to acquired intangible assets as reflected within depreciation and amortization in the Condensed Consolidated Statements of Operations.
(11)Tax impact of adjustments calculated applying the applicable statutory rates. The quarters and three quarters ended September 28, 2025 and September 29, 2024 also include the impact of disallowed executive compensation expense.
(12)The quarter and three quarters ended September 29, 2024 consist of the recognition of previously unrecognized tax benefits unrelated to ongoing operations, a discrete tax benefit unrelated to ongoing operations, the release of valuation allowances on state net operating losses associated with the divestiture of Insomnia Cookies, and the effect of various tax law changes on existing temporary differences.

Krispy Kreme, Inc.
Segment Reporting (Unaudited)
(in thousands, except percentages or otherwise stated)

	Quarter Ended		Three Quarters Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Net revenues:
U.S.	$216,187	$228,376	$682,830	$813,615
International	140,237	130,697	392,627	380,716
Market Development	18,874	20,794	54,792	67,043
Total net revenues	$375,298	$379,867	$1,130,249	$1,261,374
Organic revenue (decline)/growth measures our revenue growth trends excluding the impact of acquisitions, divestitures, and foreign currency, and we believe it is useful for investors to understand the expansion of our global footprint through internal efforts. We define “organic revenue (decline)/growth” as the (decline)/growth in revenues, excluding (i) acquired shops owned by us for less than 12 months following their acquisition, (ii) the impact of foreign currency exchange rate changes, (iii) the impact of shop closures related to restructuring programs, (iv) the impact of the divestiture of a controlling interest in Insomnia Cookies, (v) the impact of the divestiture of shops through refranchising, and (vi) revenues generated during the 53rd week for those fiscal years that have a 53rd week based on our fiscal calendar.

Q3 2025 Organic Revenue - QTD (in thousands, except percentages)	U.S.	International	Market Development	Total Company
Total net revenues in third quarter of fiscal 2025	$216,187	$140,237	$18,874	$375,298
Total net revenues in third quarter of fiscal 2024	228,376	130,697	20,794	379,867
Total Net Revenues (Decline)/Growth	(12,189)	9,540	(1,920)	(4,569)
Total Net Revenues (Decline)/Growth %	-5.3%	7.3%	-9.2%	-1.2%
Less: Impact of Insomnia Cookies divestiture	(10,037)	—	—	(10,037)
Less: Impact of refranchising	(133)	—	39	(94)
Adjusted net revenues in third quarter of fiscal 2024	218,206	130,697	20,833	369,736
Adjusted net revenue (decline)/growth	(2,019)	9,540	(1,959)	5,562
Impact of acquisitions	(2,721)	(234)	857	(2,098)
Impact of foreign currency translation	—	(1,243)	—	(1,243)
Organic Revenue (Decline)/Growth	$(4,740)	$8,063	$(1,102)	$2,221
Organic Revenue (Decline)/Growth %	-2.2%	6.2%	-5.3%	0.6%

Q3 2025 Organic Revenue - YTD (in thousands, except percentages)	U.S.	International	Market Development	Total Company
Total net revenues in first three quarters of fiscal 2025	$682,830	$392,627	$54,792	$1,130,249
Total net revenues in first three quarters of fiscal 2024	813,615	380,716	67,043	1,261,374
Total Net Revenues (Decline)/Growth	(130,785)	11,911	(12,251)	(131,125)
Total Net Revenues (Decline)/Growth %	-16.1%	3.1%	-18.3%	-10.4%
Less: Impact of Insomnia Cookies divestiture	(138,522)	—	—	(138,522)
Less: Impact of refranchising	(133)	—	39	(94)
Adjusted net revenues in first three quarters of fiscal 2024	674,960	380,716	67,082	1,122,758
Adjusted net revenue growth/(decline)	7,870	11,911	(12,290)	7,491
Impact of acquisitions	(25,641)	(3,102)	8,335	(20,408)
Impact of foreign currency translation	—	8,557	—	8,557
Organic Revenue (Decline)/Growth	$(17,771)	$17,366	$(3,955)	$(4,360)
Organic Revenue (Decline)/Growth %	-2.6%	4.6%	-5.9%	-0.4%

Fresh Revenues from Hubs with Spokes and Sales per Hub are defined above.

	Trailing Four Quarters Ended	Fiscal Year Ended
(in thousands, unless otherwise stated)	September 28, 2025	December 29, 2024	December 31, 2023
U.S.:
Revenues	$927,951	$1,058,736	$1,104,944
Non-Fresh Revenues (1)	(2,861)	(3,161)	(9,416)
Fresh Revenues from Insomnia Cookies and Hubs without Spokes (2)	(165,624)	(307,665)	(399,061)
Fresh Revenues from Hubs with Spokes	759,466	747,910	696,467
Sales per Hub (millions)	4.8	4.9	4.9

International:
Fresh Revenues from Hubs with Spokes (3)	$531,013	$519,102	$489,631
Sales per Hub (millions) (4)	9.8	9.9	9.8
(1)Includes the exited Branded Sweet Treats business revenues as well as licensing royalties from customers for use of the Krispy Kreme brand.
(2)Includes Insomnia Cookies revenues (through the date of the deconsolidation) and Fresh Revenues generated by Hubs without Spokes.
(3)Total International net revenues is equal to Fresh Revenues from Hubs with Spokes for that business segment.
(4)International Sales per Hub comparative data has been restated in constant currency based on current exchange rates.

Krispy Kreme, Inc.
Global Points of Access (Unaudited)

	Global Points of Access
	Quarter Ended		Fiscal Year Ended
	September 28, 2025	September 29, 2024	December 29, 2024
U.S.:
Hot Light Theater Shops	235	236	237
Fresh Shops	69	71	70
DFD Doors (1)	6,971	7,711	9,644
Total	7,275	8,018	9,951
International:
Hot Light Theater Shops	52	48	49
Fresh Shops	524	508	519
Carts, Food Trucks, and Other (2)	17	17	17
DFD Doors	4,292	4,867	4,583
Total	4,885	5,440	5,168
Market Development:
Hot Light Theater Shops	111	110	108
Fresh Shops	1,125	1,059	1,095
Carts, Food Trucks, and Other (2)	31	30	30
DFD Doors	1,424	1,154	1,205
Total	2,691	2,353	2,438
Total Global Points of Access (as defined)	14,851	15,811	17,557
Total Hot Light Theater Shops	398	394	394
Total Fresh Shops	1,718	1,638	1,684
Total Shops	2,116	2,032	2,078
Total Carts, Food Trucks, and Other	48	47	47
Total DFD Doors (1)	12,687	13,732	15,432
Total Global Points of Access (as defined)	14,851	15,811	17,557
(1)During the third quarter of fiscal 2025 we exited approximately 2,400 McDonald’s USA DFD Doors related to termination of the Business Relationship Agreement with McDonald’s USA.
(2)Carts and Food Trucks are non-producing, mobile (typically on wheels) facilities without walls or a door where product is received from a Hot Light Theater Shop or Doughnut Factory. Other includes a vending machine. Points of Access in this category are primarily found in international locations in airports and train stations.

Krispy Kreme, Inc.
Global Hubs (Unaudited)

	Hubs
	Quarter Ended		Fiscal Year Ended
	September 28, 2025	September 29, 2024	December 29, 2024
U.S.:
Hot Light Theater Shops (1)	223	230	232
Doughnut Factories	6	6	6
Total	229	236	238
Hubs with Spokes	157	152	158
Hubs without Spokes	72	84	80
International:
Hot Light Theater Shops (1)	43	39	40
Doughnut Factories	14	14	14
Total	57	53	54
Hubs with Spokes	57	53	54
Market Development:
Hot Light Theater Shops (1)	109	108	106
Doughnut Factories	26	26	27
Total	135	134	133
Total Hubs	421	423	425
(1)Includes only Hot Light Theater Shops and excludes Mini Theaters. A Mini Theater is a Spoke location that produces some doughnuts for itself and also receives doughnuts from another producing location.

Krispy Kreme, Inc.
Net Debt and Leverage (Unaudited)
(in thousands, except leverage ratio)

	As of
	(Unaudited) September 28, 2025		December 29, 2024
Current portion of long-term debt	$73,255		$56,356
Long-term debt, less current portion	906,208		844,547
Total long-term debt, including debt issuance costs	979,463		900,903
Add back: Debt issuance costs	3,239		3,322
Total long-term debt, excluding debt issuance costs	982,702		904,225
Less: Cash and cash equivalents	(30,707)		(28,962)
Net debt	$951,995		$875,263
Adjusted EBITDA - trailing four quarters	130,603		193,528
Net leverage ratio	7.3	x	4.5	x
Category: Financial News

Investor Relations and Media
ICR for Krispy Kreme, Inc.
krispykreme@icrinc.com
Source: Krispy Kreme